Exhibit 10.2

AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT
THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (the “Agreement”), is made effective as of January 29, 2021 between AngioDynamics, Inc., a Delaware corporation (the “Company”), and [•], an individual resident of [•] (“Executive”).
WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel; and
WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and
WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and
WHEREAS, the Company and the Executive previously entered into that certain Change in Control Agreement (as amended, modified, or supplemented from time to time, the “Original Agreement”), and each of the Company and the Executive desire to amend and restate the Original Agreement in its entirety as set forth herein;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree that the Original Agreement is hereby amended and restated in its entirety as follows:
1.  Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.
2.  Term of Agreement. The Term of this Agreement shall commence on the date hereof and shall continue in effect through December 31, 2021; provided, however, that effective January 1, 2022 and each January 1 thereafter, the Term that is then in effect shall automatically be extended for one additional year unless the Company has given at least sixty (60) days’ written notice before the January 1 in question that the Term that is in effect at the time such notice is given will not be extended; and further provided, however, that if a Change in Control occurs during the Term, the Term shall expire no earlier than twenty-four (24) calendar months after the calendar month in which such Change in Control occurs. Notwithstanding the foregoing, this Agreement shall terminate if the Executive ceases to be an employee of the Company and its subsidiaries for any reason prior to a Change in Control.  However, anything in this Agreement (including the preceding sentence) to the contrary notwithstanding, if a Change in Control occurs and if, within three (3) months prior to the date on which such Change in Control occurs, the Executive’s employment with the Company is terminated by the Company without Cause or an event occurs that would, if it took place after the Change in Control, constitute Good Reason for termination of employment by the Executive, and if it is reasonably demonstrated by the Executive that such termination of employment by the Company or event constituting Good Reason for termination of employment by the Executive (a) was undertaken at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, or (b) otherwise arose in connection with or in anticipation of the Change in Control, then for purposes of this Agreement such termination of employment by the Company without Cause or event constituting Good Reason shall be deemed to occur during the twenty-four (24) month period following the Change in Control and, if the Executive terminates the Executive’s employment for such Good Reason before the Change in Control, such termination of employment by the Executive shall likewise be deemed to occur during the twenty-four (24) month period following the Change in Control (it being understood that, in each case, the Review Period (as defined below) shall be deemed to commence on the date of the applicable Change in Control).
3.  Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 2, Section 6.3, Section 9.1, or Section 14.2 hereof, no amounts shall be payable under this Agreement unless the Executive’s employment with the Company terminates following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment enforceable against the Company nor, except as provided in Section 4 below, enforceable against the Executive, and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.
4.  The Executive’s Covenants. The Executive agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, if a Potential Change in Control occurs during the Term and the Executive is then in the employ of the Company, until the earliest of (a) the date which is six (6) months after the date of such Potential Change in Control, (b) the date of a Change in Control, (c) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability, or Retirement, or (d) the termination by the Company of the Executive’s employment for any reason; provided that Executive’s agreement to remain in the employ of the Company shall be subject to the condition that no adverse change occurs after the Potential Change in Control in the Executive’s title, duties, responsibilities, authority, reporting relationships, compensation, benefits, or indemnification rights.
5. Certain Compensation Other Than Severance Payments.
5.1  If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive’s

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full salary through the date of termination at the rate in effect immediately prior to the date of termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the date of termination under the terms of the Company’s compensation and benefit plans, programs, and arrangements as in effect immediately prior to the date of termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.
5.2  Subject to Section 6.1 hereof, if the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due. Any such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation and benefit plans, programs, and arrangements as in effect immediately prior to the date of termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.
6.  Severance Payments.
6.1  Subject to Section 6.2 and Section 6.3 hereof, if the Executive’s employment is terminated following a Change in Control and during the Term either by the Company or by the Executive, other than (a) by the Company for Cause, (b) by reason of death or Disability, or (c) by the Executive without Good Reason, (any such employment termination being hereafter sometimes referred to as a “Compensable Termination”), then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”), in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. Notwithstanding the foregoing, the Executive shall not be eligible to receive any payment or benefit provided for in this Section 6.1 unless the Executive shall have executed a release substantially in the form of Exhibit A hereto, and a covenant not to compete and other restrictions substantially in the form of Exhibit B hereto, in each case within sixty (60) days following the date of the Compensable Termination (the “Review Period”), and shall not have revoked said release.  The Severance Payments are in lieu of any severance benefits that would otherwise be payable or provided pursuant to any severance plan or practice of the Company.
(i)  The Company shall pay the Executive, at the time provided in Section 6.2 below, the Executive’s annual bonus for the fiscal year of the Company preceding the fiscal year of the Company in which the Compensable Termination occurs, if unpaid at the time of the Compensable Termination, the amount of such bonus to be determined by the Compensation Committee of the Board on a basis no less favorable to the Executive than its bonus determinations with respect to the Executive prior to the Change in Control, unless the Committee made no bonus determinations with respect to the Executive before the Change in

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Control, in which case on a basis no less favorable to the Executive than its bonus determinations with respect to other executives of comparable rank before the Change in Control.
(ii)  The Company shall pay the Executive, at the time provided in Section 6.2 below, a prorated annual bonus for the fiscal year of the Company in which the Compensable Termination occurs, such prorated bonus to be determined by multiplying the “Applicable Average Bonus” as defined below in this subsection (ii) by a fraction, the numerator of which shall be the number of days elapsed in such fiscal year through (and including) the date on which the Compensable Termination occurs and the denominator of which shall be the number 365.  For purposes of this Agreement, the “Applicable Average Bonus” means the higher of (A) the average of all annual bonuses (including any deferred bonuses) awarded to the Executive during the thirty-six (36) months immediately preceding the Compensable Termination or, if the Executive was employed by the Company for less than thirty-six (36) months before the Compensable Termination, during the period of the Executive’s employment by the Company prior to the Compensable Termination (annualizing any bonus awarded for less than a full year of employment), or (B) the average of all annual bonuses (including any deferred bonuses) awarded to the Executive during the three (3) fiscal years of the Company that precede the fiscal year in which the Compensable Termination occurs or during the portion of such three fiscal years in which the Executive was employed by the Company (annualizing any bonus awarded for less than a full year of employment), or (C) the average of all annual bonuses (including any deferred bonuses) awarded to the Executive during the thirty-six (36) months preceding the date on which the Change in Control occurred or during the portion of such thirty-six (36) month period in which the Executive was employed by the Company (annualizing any bonus awarded for less than a full year of employment).
(iii)  The Company shall pay the Executive, at the time provided in Section 6.2 below, a lump sum cash payment equal to one and one-half (1.5) times the sum of (x) the Executive’s annual base salary at the rate in effect immediately prior to the Compensable Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason (“Base Salary”), and (y) the Executive’s annual cash bonus target at the rate in effect immediately prior to the Compensable Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason (“Target Bonus”).
(iv)  The Company will pay the Executive for all earned but unused vacation leave at the time of the Compensable Termination.
(v)  Subject to the Executive’s timely election and continued eligibility for continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue the Executive’s participation in the Company’s group medical, dental, vision, and

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prescription drug coverage at no cost to the Executive and the Executive’s dependents for a period of eighteen (18) months following the date of the Compensable Termination; provided, that, if such continuation is not permitted under the terms of the applicable Company benefit plan or program for all or any portion of such period, would result in the imposition of additional taxes or penalties (including, without limitation, under Section 105(h) of the Code), or would otherwise violate any applicable law, then the Company shall instead pay the Executive an additional cash amount per month during the period when such continuation would be so prohibited or subject to additional taxes or penalties equal to the total COBRA premium that would have been required to so continue the Executive’s (and the Executive’s dependents’) participation in such medical, dental, vision, and prescription drug programs.
(vi)  Any stock options, restricted stock, restricted stock units, performance shares, performance share units, or other equity or equity-based awards granted to the Executive on or following the date of this Agreement, but prior to a Change in Control, shall vest in full, with any performance-based vesting requirements deemed achieved at the “target” level.  For the avoidance of doubt, any equity or equity-based awards granted to the Executive prior to the date of this Agreement, or following the date of a Change in Control, shall be treated in accordance with their respective terms and conditions.
6.2  All payments and benefits to be made or provided pursuant to subsections (i) through (iv) of Section 6.1 above shall be made, and payments and benefits pursuant to subsection (v) shall commence, within thirty (30) calendar days after the date on which the release attached hereto as Exhibit A becomes fully effective and irrevocable in accordance with its terms; provided, that, if (x) such thirty (30) calendar day period, together with the Review Period, spans two (2) calendar years, such payments and benefits shall not be made or commence until the second (2nd) such calendar year, and (y) if, on the date of the Executive’s Separation from Service the Executive is a Specified Employee, and to the extent necessary to avoid the imposition of any additional taxes, interest, or penalties under Section 409A of the Code, such payments shall be made six months and one day after the date of the Compensable Termination (or, if earlier, the date of the Executive’s death), with any such payments that would have been made earlier absent this proviso made in a single lump sum on such date.  For purposes of the preceding sentence, a “Specified Employee” means a “specified employee” who is subject to the special rule set forth in subsection (a)(2)(B)(i) of Section 409A of the Code and the regulations thereunder (including, without limitation, Treasury Regulation section 1.409A-1(i)) with respect to such payments.
6.3  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either

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(i) delivered in full, or
(ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: reduction of cash payments, cancellation of equity awards granted within the twelve (12) month period prior to a “change in control” (as determined under Code Section 280G) that are deemed to have been granted contingent upon the change in control (as determined under Code Section 280G), cancellation of accelerated vesting of equity awards, reduction of employee benefits.
Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.
7.  Payments During Dispute. Any payments to which the Executive may be entitled under this Agreement, including, without limitation, under Sections 5 and 6 hereof, shall be made forthwith on the applicable date(s) for payment specified in this Agreement.  If for any reason the amount of any payment due to the Executive cannot be finally determined on that date, such amount shall be estimated on a good faith basis by the Company and the estimated amount shall be paid no later than ten (10) days after such date.  As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Executive shall be made as promptly as practicable.
8.  No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable or benefits to be provided to the Executive by the Company pursuant to Section 6 hereof or any other provision of this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced (a) by any compensation earned by the Executive as the result of employment by another employer, (b) by retirement benefits, (c)

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by offset against any amount claimed to be owed by the Executive to the Company, or (d) otherwise.
9.  Successors; Binding Agreement.
9.1  In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession during the Term shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change in Control and during the Term, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective during the Term shall be deemed the date of the Compensable Termination.
9.2  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives, or administrators of the Executive’s estate.
10.  Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the Executive’s most recent address shown on the books and records of the Company at the time notice is given and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
AngioDynamics, Inc.
14 Plaza Drive
Latham, NY 12110
Attention: Office of the General Counsel

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11.  Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire agreement of the parties concerning the specific subject matter addressed by this Agreement and supersedes all prior agreements addressing the terms and conditions contained herein (including, without limitation, the Original Agreement).  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New York. All references to sections of the Code or the Exchange Act shall be deemed also to refer to any successor provisions to such sections and to IRS or SEC regulations and official guidance published thereunder. Any payments provided for hereunder shall be subject to any applicable withholding required under federal, state, or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration.
12.  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
13.  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
14.  Settlement of Disputes; Arbitration.
14.1  All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.
14.2  Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the Albany, New York metropolitan area in accordance with the employment dispute resolution rules of the American Arbitration Association then in effect. The arbitrator shall have the authority to require that the Company reimburse the Executive for the payment of all or any portion of the legal fees and expenses incurred by the Executive in connection with such dispute or

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controversy. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
14.3  The Company agrees to use commercially reasonable efforts to administer this Agreement, and operate any deferred compensation plans in which the Executive participates from time to time that are aggregated with this Agreement or with any payment or benefit provided by this Agreement for purposes of Section 409A of the Code (e.g., account balance plans, nonaccount balance plans, separation pay plans, and plans that are neither account balance nor nonaccount balance plans), in good faith compliance with Code Section 409A to the extent necessary to avoid inclusion of any amounts of benefits payable hereunder in the Executive’s income pursuant to Section 409A(a)(1)(A) of the Code or the imposition of any additional taxes, interest, or penalties under Section 409A of the Code.  Notwithstanding the foregoing, the Executive shall be solely liable for any additional taxes, interest, or penalties imposed under Section 409A of the Code, and the Company shall not be required to indemnify the Executive for any such amounts.
15.  Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
(A)  “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
(B)  “Applicable Average Bonus” shall have the meaning set forth in subsection (ii) of Section 6.1.
(C)  “Base Salary” shall have the meaning set forth in subsection (iii) of Section 6.1.
(D)  “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
(E)  “Board” shall mean the Board of Directors of the Company.
(F)  “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company as such duties were in effect prior to any change therein constituting Good Reason (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such failure after the occurrence of an event constituting Good Reason for resignation by the Executive) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, provided that such failure will constitute Cause only if it remains uncured for more than thirty (30) days following receipt by the Executive of such written demand from the Board; (ii) the engaging by the Executive in willful conduct which is demonstrably and materially injurious to the

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Company or its subsidiaries, monetarily or otherwise, provided that such conduct will constitute Cause only if it remains uncured for more than thirty (30) days following receipt by the Executive of a written demand from the Board to cease such conduct; or (iii) the Executive’s conviction of (a) a felony or (b) a crime involving fraud, dishonesty, or moral turpitude. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.  The Company shall notify the Executive in writing of any employment termination purporting to be for Cause on or before the date of such termination, which writing shall describe with specificity the conduct alleged to constitute Cause for such termination.  Any purported termination of employment by the Company for Cause which does not satisfy the applicable requirements of this Section 15(F) shall be conclusively deemed to be a termination of employment by the Company without Cause for purposes of this Agreement.
(G)  A “Change in Control” shall mean that any of the following events has occurred:
(i)  any Person is or becomes the Beneficial Owner, directly or     indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or
(ii)  the following individuals cease for any reason to constitute a  majority of the number of directors serving on the Board: individuals who, at the beginning of any period of two (2) consecutive years or less (not including any period prior to the date of this Agreement), constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose appointment, election, or nomination for election was previously so approved or recommended; or
(iii)  there is consummated a merger or consolidation of the Company or any Subsidiary with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company     outstanding immediately prior to such merger or consolidation continuing to     represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, at least sixty percent (60%) of the combined voting power of the securities of the Company or such surviving entity

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or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or
(iv)   the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
(H)  “COBRA” shall have the meaning set forth in subsection (v) of Section 6.1.
(I)  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
(J)  “Company” shall mean AngioDynamics, Inc. and, except in determining under Section 15(G) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
(K)  “Compensable Termination” shall have the meaning set forth in Section 6.1.
(L)  “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months or for six (6) non-consecutive months within any period of twelve (12) consecutive months.
(M)  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
(N)  “Executive” shall mean the individual named in the first paragraph of this Agreement.
(O)  “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) after any Change in Control, of any one of the following acts by the Company, or failures

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by the Company to act, unless, in the case of any act or failure to act described in paragraph (i), (iii), (iv), or (vi) below, such act or failure to act is corrected within thirty (30) calendar days after the Company’s receipt of written notice thereof given by the Executive within thirty (30) calendar days of such act or failure to act:
(i)  the assignment to the Executive of any duties inconsistent with the Executive’s status or position in the Company immediately prior to the Change in Control, or a substantial adverse alteration in the nature, status, or scope of the Executive’s responsibilities or authority from the Executive’s responsibilities or authority immediately prior to the Change in Control, or a reduction in the Executive’s title;
(ii)  a reduction by the Company in the Executive’s Base Salary or Target Bonus, in each case as in effect on the date of this Agreement or as they may be increased from time to time;
(iii)  a significant reduction in compensation, benefits, or reimbursements provided under any employment, compensation, employee benefit, or reimbursement plan or program in which the Executive is a participant which is not replaced with substantially equivalent compensation, benefits, or reimbursements under another plan, program, or arrangement at substantially the same cost (if any) to the Executive;
(iv)  the Company fails to pay or provide any amount or benefit that the Company is obligated to pay or provide under this Agreement or any other employment, compensation, benefit, or reimbursement plan, agreement, or arrangement of the Company to which the Executive is a party or in which the Executive participates;
(v)  the relocation of the Executive’s principal place of employment to a location which increases the Executive’s one-way commuting distance by more than forty (40) miles, or the Company’s requiring the Executive to travel on business other than to an extent substantially consistent with the Executive’s business travel obligations prior to the Change in Control;
(vi)  a significant adverse change occurs, whether of a quantitative or qualitative nature, in the indemnification protection provided to the Executive for acts and omissions arising out of the Executive’s service on behalf of the Company or any other entity at the request of the Company; or
(vii)  the Company fails to obtain the assumption of this Agreement pursuant to Section 9.1.
The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to,

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any act or failure to act constituting Good Reason hereunder.  To constitute Good Reason, the Executive must terminate the Executive’s employment with the Company within thirty (30) calendar days following the date that such event giving rise to Good Reason occurs (or, if later, the date of expiration of any applicable period that the Company has to cure such event).
(P)  “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(Q)  “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(i)  the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
(ii)  the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
(iii)  any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or
(iv   the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
(R)  “Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated in accordance with the Company’s retirement policy (if any), including early retirement, generally applicable to its salaried employees.
(S)  “Review Period” shall have the meaning set forth in Section 6.1 hereof.
(T)  “Separation from Service” means termination of employment with the Company. However, the Executive shall not be deemed to have a Separation from

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Service unless such Separation from Service also constitutes a “separation from service” under Section 409A and the regulations promulgated thereunder.
(U)  “Severance Payments” shall have the meaning set forth in Section 6.1 hereof.
(V)  “Subsidiary” means a corporation or other form of business association of which shares (or other ownership interests) having more than fifty percent (50%) of the voting power are owned or controlled, directly or indirectly, by the Company.
(W)  “Target Bonus” shall have the meaning set forth in subsection (iii) of Section 6.1.
(X)  “Term” shall mean the period of time described in Section 2 hereof (including any extension or continuation described therein).
[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

ANGIODYNAMICS, INC.

By: _____________________
Name: Stephen A. Trowbridge
Title:   EVP and CFO

________________________
[•]

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Exhibit A
ANGIODYNAMICS, INC.
RELEASE OF CLAIMS
This Release of Claims (“Agreement”) is made by and between AngioDynamics, Inc. (the “Company”), and     (“Executive”).
WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Amended and Restated Change in Control Agreement by and between Company and Executive, as amended (the “Severance Agreement”).
NOW THEREFORE, in consideration of the mutual promises made herein, Executive hereby agrees as follows:
1.  Termination. Executive’s employment from the Company terminated on [DATE].
2.  Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Proprietary Information and Nondisclosure Agreement between Executive and the Company (the “Confidentiality Agreement”), as well as Exhibit B to the Severance Agreement. Executive shall return all the Company property and confidential and proprietary information in Executive’s possession to the Company on the Effective Date of this Agreement.
3.  Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions, and any and all other benefits due to Executive.
4.  Release of Claims. Except as set forth in the last paragraph of this Section 4, Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company.  Executive, on behalf of himself or herself, and Executive’s respective heirs, family members, executors, and assigns, hereby fully and forever releases the Company and its past, present, and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts, or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

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(a) any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;
(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, and The Worker Adjustment and Retraining Notification Act;
(e) any and all claims for violation of the federal, or any state, constitution;
(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g) any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance, or to the Severance Payments (as defined in the Severance Agreement).
5.  Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least [twenty-one (21)][forty-five (45)] days within which to consider this Agreement; (c) Executive has seven (7) days following the execution

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of this Agreement to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired (provided Executive has not revoked this Agreement); and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to [HR Contact Name] at the Company by close of business on the seventh (7th) day from the date that Executive signs this Agreement.
6.  No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
7.  Application for Employment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.
8.  No Cooperation. Executive agrees that Executive will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder, or attorney of the Company, unless under a subpoena or other court order to do so.
9.  Cooperation with Company. Executive agrees to cooperate, at the request of the Company, in the defense and/or prosecution of any charges, claims, investigations (internal or external), administrative proceedings, and/or lawsuits relating to matters occurring during or relating to Executive’s period of employment about which Executive may have relevant information. Executive shall further reasonably cooperate with regard to the transition of Executive’s job duties and business relationships. Executive agrees to respond to reasonable requests for information from the Company in a timely manner.
10.  No Admission of Liability. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.
11.  Costs. Executive shall bear Executive’s own costs, expert fees, attorneys’ fees, and other fees incurred in connection with executing this Agreement.
12.   Authority. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.

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13.  No Representations. Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Executive has not relied upon any representations or statements made by the Company which are not specifically set forth in this Agreement.
14.  Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.
15.  Entire Agreement. This Agreement, along with the Confidentiality Agreement, the Severance Agreement, and Executive’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.
16.  No Oral Modification. This Agreement may only be amended in writing signed by Executive and a duly authorized officer of the Company (other than Executive).
17.  Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of New York.
18. Effective Date. Executive has seven (7) days after Executive signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement (“Effective Date”), provided that Executive has not timely revoked this Agreement.
19.  Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part of Executive, with the full intent of releasing all claims. Executive acknowledges that:
(a) Executive has read this Agreement;
(b) Executive had the opportunity of being represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or Executive has voluntarily declined to seek such counsel;
(c) Executive understands the terms and consequences of this Agreement and of the releases it contains;
(d) Executive is fully aware of the legal and binding effect of this Agreement.
[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, Executive has have executed this Agreement on the date set forth below.

Dated:  [MONTH], 20___
By:      ____________________________
[Executive]

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Exhibit B
ANGIODYNAMICS, INC.
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
This Non-Competition and Non-Solicitation Agreement (“Agreement”) is made by and between AngioDynamics, Inc. (the “Company”), and     (“Executive”).
WHEREAS, Executive has agreed to enter into a non-competition and non-solicitation agreement in favor of the Company upon certain events specified in the Amended and Restated Change in Control Agreement by and between the Company and Executive, as amended (the “Severance Agreement”); and
WHEREAS, in consideration for the Company’s promises and covenants contained in the Severance Agreement, Executive agrees to be bound by the terms of this Agreement.
NOW THEREFORE, in consideration of the mutual promises made herein and in the Severance Agreement, Executive and the Company hereby agree as follows:
1.	Terms used in this Agreement:

a.	AngioDynamics means AngioDynamics, Inc., its successors or assigns, and any of their existing and future divisions, subsidiaries, and affiliates.

b.
Confidential Information means all trade secrets, proprietary information, know-how, and confidential information disclosed to Executive or known by Executive as a result of Executive’s employment by AngioDynamics, not generally known in the trade or industry in which AngioDynamics is engaged, about AngioDynamics’ business operations, customers, suppliers, products, processes, machines, systems, and services, including research, development, manufacturing, purchasing, finance, data processing, engineering, marketing, designs, concepts, know-how, merchandising, and selling, and corresponding information about the products, processes, machines, and services of AngioDynamics, acquired by Executive during Executive’s employment by AngioDynamics. The fact that information is not patentable or

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copyrightable shall not affect its status as Confidential Information.

c.
Conflicting Product means any product, process, machine, or service of any person or organization other than AngioDynamics, whether now existing or hereafter developed: (a) which is identical to, substantially the same as, an adequate substitute for, resembles, or competes with a product, process, machine, system, or service upon or with which Executive worked during Executive’s term of employment with AngioDynamics or about which Executive acquired Confidential Information; or (b) whose use or marketability could be enhanced by application to it of Confidential Information to which Executive had access during Executive’s employment with

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AngioDynamics; or (c) which is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such a product, process, machine, or service of AngioDynamics.

d.
Conflicting Organization means any person or organization, which is now or hereafter engaged directly or indirectly in research on or the acquisition, development, production, distribution, marketing, providing, or selling of a Conflicting Product.

e.	Terms not defined herein shall have the meaning ascribed to such terms in the Severance Agreement.

2.	Non-Competition.

a.
For a period of twenty four (24) months after termination of Executive’s employment with AngioDynamics pursuant to the Severance Agreement, Executive will not render services, directly or indirectly, to any Conflicting Organization.

However, notwithstanding the foregoing, Executive understands that he/she may work for a Conflicting Organization whose business is diversified, provided Executive’s work for the Conflicting Organization does not involve selling, managing, overseeing, developing, creating, promoting, servicing, involvement in the financing and/or accounting of, or other responsibility for any Conflicting Product on which Executive worked or gained Confidential Information during the last two (2) years of Executive’s employment with AngioDynamics. Prior to accepting such employment, the Conflicting Organization and Executive must provide written assurances reasonably satisfactory to

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AngioDynamics (as determined in good faith), that Executive will not render services, directly or indirectly, in connection with any Conflicting Product on which Executive worked or gained Confidential Information during the last two (2) years of Executive’s employment with AngioDynamics and that necessary safeguards have been put in place to ensure that this does not happen.  This section shall be construed in a manner to give effect to the restrictions contained herein to the maximum extent permitted by applicable law.

b.	The restrictions set forth in Section 2(a) apply in the United States and in any foreign country or foreign territory where AngioDynamics produces, sells, or markets its goods and services.

3.	Non-Solicitation.

a.
Business Relations. Executive agrees that for a period of twenty four (24) months after the termination of Executive’s employment with AngioDynamics pursuant to the Severance Agreement, Executive will not solicit, induce, attempt to induce, appropriate, direct, or assist another to appropriate or direct, or provide any services to any current customer, supplier, licensee, or other business relation (defined as any customer, supplier, licensee, or other business relation of AngioDynamics with whom Executive had dealings and/or for whom Executive performed services at any time

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during the last two (2) years of Executive’s employment with AngioDynamics) to cease doing business with AngioDynamics (including, without limitation, making any negative statements or communications concerning AngioDynamics or any of its directors, officers, or employees).

b.
Employees. Executive agrees that for a period of twenty four (24) months after the termination of Executive’s employment with AngioDynamics pursuant to the Severance Agreement, Executive will not solicit, interfere with, encourage, endeavor, or engage in discussions with any employee or independent contractor of AngioDynamics for the purpose of (or with a view toward) having such employee or independent contractor leave the employment (or independent contractor assignment) of AngioDynamics for any reason, including leaving to render services to any Conflicting Organization.

4.
Mutual Non-Disparagement:  Executive will not disparage any released party (as specified in Exhibit A to the Severance Agreement) (each, a “Released Party”) or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Party.  AngioDynamics, Inc. (or its successor) or the ultimate parent company of AngioDynamics, Inc. (if AngioDynamics, Inc. is a subsidiary of another entity on Executive’s termination date) shall instruct the members of its Board of Directors and its executive officers to not disparage Executive or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Executive. Notwithstanding the foregoing, in no event will any truthful, legally required disclosure or action be deemed to violate this Section, regardless of the

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content of such disclosure or the nature of such action.

5.	Miscellaneous.

a.	This Agreement is personal to Executive and may not be assigned by Executive. This Agreement shall inure to the benefit of AngioDynamics, its successors, and assigns.

b.
Any dispute arising under or in connection with this Agreement or related to any matter which is the subject of this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts located in New York, and this Agreement shall be construed under and according to the laws of the State of New York, without regard to its conflict of laws rules.

c.
Executive acknowledges that any breach or threatened breach of this Agreement by Executive will cause AngioDynamics material and irreparable injury and monetary damages may not be an adequate remedy for such injury.  In the event of a breach or threatened breach of this Agreement, AngioDynamics may pursue any remedies at law or equity available to it, including injunctive relief.  Notwithstanding anything contained in this Agreement to the contrary, in addition to any remedies available to AngioDynamics (and not in exclusion of any such remedies) in the event of a breach of this Agreement, Executive shall be required to remit to AngioDynamics any

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severance payments paid to Executive by AngioDynamics pursuant to the Severance Agreement.

d.
If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, overly broad, invalid, or otherwise unenforceable in duration, geographical coverage, substantive scope, or otherwise, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable.  If a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Agreement.

e.
In the event of a violation of this Agreement, the time limitations set forth in this Agreement shall be extended for a period of time equal to the period of time during which such breach occurs, and, in the event AngioDynamics is required to seek relief from such breach before any court, board, or other tribunal, then the time limitation shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

f.
For twenty-four (24) months following the termination of Executive’s employment with AngioDynamics pursuant to the Severance Agreement, Executive agrees to show this Agreement to any prospective employer before Executive directly or indirectly owns, manages, operates, controls, becomes employed by, becomes a shareholder of, becomes a director of, becomes an officer of, participates in, contracts with, or becomes connected in any capacity or in any manner with

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such person or entity during any restrictive period provided in this Agreement.  Executive also agrees to inform AngioDynamics at the time Executive gives notice of separation from employment, of the identity of Executive’s new employer and Executive’s new job title and responsibilities.

g.
EXECUTIVE ACKNOWLEDGES HAVING READ, EXECUTED, AND RECEIVED A COPY OF THIS AGREEMENT, UNDERSTANDS HIS/HER OBLIGATIONS UNDER THIS AGREEMENT, SIGNS IT VOLUNTARILY, INTENDS TO BE LEGALLY BOUND BY THIS AGREEMENT, AND AGREES THAT WITH RESPECT TO THE SUBJECT MATTER HEREOF IT IS EXECUTIVE’S ENTIRE AGREEMENT WITH ANGIODYNAMICS AND SUPERSEDES ANY PREVIOUS ORAL OR WRITTEN COMMUNICATIONS, REPRESENTATIONS, UNDERSTANDINGS, OR AGREEMENTS WITH ANGIODYNAMICS OR ANY OF ITS OFFICIALS OR REPRESENTATIVES.

Executive further acknowledges that the restrictions imposed by this Agreement are necessary and reasonable to protect AngioDynamics’ business interests and will not preclude Executive from becoming gainfully employed in a suitable capacity following the termination of Executive’s employment with AngioDynamics given Executive’s general knowledge and experience.

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IN WITNESS WHEREOF, Executive and AngioDynamics have hereunto affixed their signatures, this _____________ day of ______________________ 20 ______.
___________________________________________
Executive
AngioDynamics, Inc.
___________________________________________
Signature
___________________________________________
Print Name
___________________________________________
Title

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